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                                                                   Exhibit 10.38

                                 GENERAL RELEASE

1 This General Release ("Agreement") is given by Richard D'Angelo to ACCRUE SOFTWARE, INC. and its respective shareholders, officers, directors, employees, insurers, predecessors, successors and assigns (referred to as ACCRUE).

2. I understand that my position has been eliminated, and that my last day of employment is 4/18/02 (the "Termination Date").

3. In consideration for this release and other obligations under this Agreement, ACCRUE agrees to pay within 5 business days of the Effective Date of this Agreement (as defined in paragraph 19) and provided I have returned all company property as defined below, a lump sum separation payment equal to two weeks of my current base salary less the standard federal, state and local withholding taxes and other authorized deductions, if any. If I timely elect to continue health insurance coverage through COBRA, ACCRUE agrees to pay my first month of COBRA premium.

4. I understand and agree that the Separation Package provided to me is in excess of any earned wages, accrued FTO hours or any other amounts owing me by ACCRUE. I understand that I am entitled to receive no additional compensation other than what is described here.

5. ACCRUE and I agree that ACCRUE paid me my regular salary through the Termination Date and that ACCRUE paid me on the Termination Date all salary, accrued FTO and other sums as were then due to me. I acknowledge receipt of all such payments.

6. In exchange for this Separation Package, I hereby release ACCRUE from any and all claims and obligations of every kind and nature, whether known or unknown, arising out of or in any way related to agreements, acts or conduct occurring at any time prior to the date I sign this Agreement, including but not limited to: all claims directly or indirectly arising out of or in any way connected with my employment with ACCRUE or the termination of my employment, including claims for bonuses, commissions, severance, stock, stock options, PTO, fringe benefits or expense reimbursements. I understand that I am releasing any claim for discrimination, harassment or retaliation based on sex, age, religion, race, national origin, disability or on any other basis under federal, state or local law.

7. I specifically understand that the Federal Age Discrimination in Employment Act prohibits employment discrimination based on age, and that I have the right to file a claim of age discrimination with the Equal Employment Opportunity Commission. This understanding notwithstanding, I specifically release ACCRUE from any claims of employment discrimination based on age arising up to and including the date I sign this Agreement. I further agree that the Separation Package is in addition to anything to which I am already entitled. I also acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act that: (a) the waiver and release does not apply to any rights or claims that may arise after the date I sign this Agreement; (b) that I have the right to consult with an attorney prior to executing this Agreement; (c) that I have at least 45 days to consider this Agreement, which includes any proposed revisions or modifications to it; (d) that I have 7 days following the execution of this Agreement to revoke it; and (e) that this Agreement shall not be effective until the date upon which the revocation period has expired. I acknowledge that I have been provided with the opportunity to consult with an attorney.

8. I agree that any revisions or modifications to the Agreement, whether material or immaterial, do not restart the 45 day period. I agree that if I choose to not use the full 45 days ACCRUE has provided to consider this Agreement, that I do so knowingly and voluntarily and I waive any claim that I was not given the entire 45 days or did not use the entire period of time to consider this Agreement or consult with an attorney.

9. I will immediately withdraw any pending claims, complaints, or administrative charges I have made against the ACCRUE, and will authorize any administrative agency to dismiss those charges. I will not file or assist in the filing of any charges, complaints or claims against ACCRUE.

10. I understand that this release fully discharges all claims whether known to me or not as provided by California Civil Code section 1542. This statute provides that unless I specifically agree to release claims I do not know


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         about, they are not released by a general release. By this Agreement,
         I agree to waive that right and affirm my intention to release not only claims known to me, but also those unknown to me which arose or may arise out of my employment or its termination.

11. I agree that all ACCRUE property has been returned as of the date I sign this Agreement, including but not limited to company credit cards or charge cards, pagers, cell phones, personal computers and related equipment, identification badges and keys.

12. I agree to keep this Agreement confidential and not to disclose it to anyone except, if I chose, to an attorney to advise me about it. I agree that my obligations under the Confidential Information and Invention Assignment Agreement will continue after my employment terminates.

13. In exchange for this Separation Package, I agree for a period of one year not to directly or indirectly solicit, hire or encourage any employee of ACCRUE to leave the employ of ACCRUE.

14. I agree not to make any statement, written or oral, that disparages, criticizes, defames or slanders ACCRUE or any of its employees, officers, directors, products or business practices.

15. ACCRUE and I agree that any dispute arising out of this Agreement shall be settled by binding arbitration to be held in Santa Clara County, California before the American Arbitration Association under its Employment Dispute Resolution Rules; the arbitration decision shall be final and binding on the parties.

16. ACCRUE and I agree that this Agreement does not constitute an admission of wrongdoing or liability on the part of ACCRUE.

17. In the event that any part of this Agreement is declared to be unenforceable or void the remainder of the Agreement shall continue in full force without that part.

18. This Agreement and the Letter of Understanding contains the entire agreement between ACCRUE and me. Any modification must be in writing and signed by an Officer of ACCRUE and me.

19. This Agreement shall not become effective until 7 calendar days following my execution of the Agreement ("Effective Date"). If I choose to revoke this Agreement, I must send the revocation to Ann Allison-Marsh, Accrue Software, 48634 Milmont Ave., Fremont, CA 94538 and deliver no later than midnight on the seventh day following execution. If I do revoke this Agreement, I understand and agree that I am not entitled to receive the Separation Package set forth above.

         I DECLARE THAT I HAVE READ AND UNDERSTOOD THIS AGREEMENT AND REALIZE THAT IT DEALS WITH MY LEGAL RIGHTS. I UNDERSTAND THAT I MAY CONSULT WITH AN ATTORNEY. I HAVE BEEN GIVEN ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEMENT. I ACKNOWLEDGE THAT I AM SIGNING THIS AGREEMENT VOLUNTARILY IN EXCHANGE FOR THE SEPARATION PACKAGE DESCRIBED HEREIN.


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         Employee Signature


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         Print Employee Name


         Date: __________________________________



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